Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2015 FOURTH QUARTER RESULTS

White Plains, NY — March 2, 2016 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2015.

Full Year 2015

Universal American’s reported net loss for the full year 2015 was $164.0 million, or $1.99 per share.  Adjusted net loss for the full year 2015 was $17.7 million, or $0.21 per share, which excludes the following after-tax items:

•                  $25.3 million, or $0.31 per share, of net realized investment gains, primarily related to the sale of minority interests in venture investments;

•                  $6.5 million, or $0.08 per share, of tax benefit;

•                  $13.0 million, or $0.16 per share, of losses associated with our Management Services Organization (MSO) segment which, includes our Accountable Care Organization (ACO) business; and

•                  $165.1 million or $2.00 per share of losses associated with Discontinued Operations related to the Traditional Insurance business, which is treated as held for sale and the APS businesses which have been sold, as well as non-recurring expenses primarily for restructuring.

Total revenues from continuing operations for full year 2015 were approximately $1.5 billion.

Fourth Quarter 2015

Universal American’s reported net loss for the fourth quarter of 2015 was $161.6 million, or $1.96 per share.  Adjusted net loss for the fourth quarter of 2015 was $5.5 million, or $0.07 per share, which excludes the following after-tax items:

•                  $4.0 million, or $0.05 per share, of net realized investment gains, primarily related to the sale of our minority interest in a venture investment;

•                  $1.2 million, or $0.02 per share, of tax benefit;

•                  $7.0 million, or $0.08 per share, of expenses associated with our MSO segment, which includes our ACO business; and

•                  $154.3 million, or $1.87 per share, of losses associated with Discontinued Operations primarily related to our Traditional Insurance business, which is treated as held for sale, as well as non-recurring expenses for restructuring.

Total revenues from continuing operations for the fourth quarter of 2015 were approximately $377 million.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “In 2015, we focused on building our core strength and the foundation of our future: partnering with primary care physicians to improve health outcomes while reducing cost in the Medicare population.  With the disposition of our non-core businesses, including the pending sale of our Traditional Insurance business, we can concentrate our efforts on building our Medicare Advantage business and continuing the positive momentum in our Medicare ACO business.

“Our Medicare Advantage business is now concentrated in regions where we have a meaningful market position, strong relationships with primary care physicians and the ability to positively impact the quality and cost of healthcare.  Approximately 97% of our members are in plans with 4 Stars.

“In the 2016 Annual Election Period, we continued to expand our market leadership in the Houston/Beaumont region.  We are building on our successful 15-year history of working closely with our physician partners to improve quality and reduce cost for Medicare beneficiaries.  Our 2015 results demonstrate the ongoing strength of this business.

“We are especially pleased that we, and our most experienced Houston doctors, were awarded a Next Generation ACO beginning in 2016. In effect, this adds approximately 16,700 full risk Medicare beneficiaries to the 65,700 Medicare beneficiaries that we are already serving in our Southeast Texas MA business.

“In the Northeast, especially upstate New York, we are in the process of converting a fee-for-service market into a more value-based system by introducing pay for performance to primary care physicians.  In the past two years, we had 52% growth in Medicare Advantage membership, and our 2015 financial results reflected an increase in utilization as well as a lag in adequate premium for new members.  As we move into 2016, we believe that this region will return to profitability.

“In our Medicare Shared Savings Program, we have reduced the number of ACOs to 21, reduced our expenses and have moved our most successful ACOs to 2-sided risk.  We are very encouraged by the improvements in cost and quality shown by our physician partners and by the positive regulatory changes in the MSSP program.

“Since 2010, Universal American has returned $19.35 per share ($1.6 billion) in cash dividends to its shareholders, including the recent $0.75 per share dividend.  After payment of the dividend and the repayment of our term loan in October 2015, our cash and capital position remains strong, with approximately $70 million in cash at the holding company and more than adequate capital to support the ongoing growth in our operating companies.”

2016 Membership

•                  Medicare Advantage:

•                  68,900 members in Texas

•                  45,100 members in upstate New York and Maine

•                  Management Services Organization:

•                  16,700 Medicare beneficiaries in our new Next Generation ACO in Houston, Texas

•                  219,000 Medicare beneficiaries in 21 ACOs that participate in the Medicare Shared Savings Program

•                  Medicaid:

•                  38,600 members in the Total Care Medicaid plan centered in the Syracuse, New York area

Medicare Advantage

	Three Months Ended December 31, 2015		Year Ended December 31, 2015
Financial Performance ($ in millions)

Premiums	$321.7		$1,245.7
Net investment income & other income	2.4		10.3
Revenue	324.1		1,256.0

Quality initiatives	6.6	2.0%	25.3	2.0%
Medical benefits	266.1	82.7%	1,049.3	84.2%
Total benefits	272.7	84.8%	1,074.6	86.3%

Admin expenses	42.1	13.1%	134.4	10.8%
ACA Fee	6.4		25.5

Segment income before income taxes	$2.9		$21.5

	Reported	Recast**	Reported	Recast**
Texas HMOs Medical Benefit Ratio*	80.7%	80.6%	81.8%	82.0%
Upstate New York/Maine Medical Benefit Ratio*	86.6%	86.5%	90.0%	89.4%

* Excluding quality initiatives.

** Recast excludes the impact of prior period items.

The Medicare Advantage segment pre-tax operating income for full year 2015 was $21.5 million, a decrease of $26.6 million compared to full year 2014. Full year 2015 included $4.0 million of net favorable prior year items compared to $33.0 million of net favorable items for full year 2014.

The Medicare Advantage segment pre-tax operating income for fourth quarter 2015 was $2.9 million, a decrease of $2.1 million compared to fourth quarter 2014.  Fourth quarter 2015 included $0.3 million of net unfavorable prior period items compared to $5.6 million of net favorable prior period items in fourth quarter 2014.

Texan Plus®, a 4-Star plan, is the largest Medicare HMO in Southeast Texas.  During the 2016 Annual Enrollment Period (AEP), Texan Plus® grew to 65,700 members and has achieved 9% compounded membership growth over the past three years. Virtually all of our members in this plan are in value-based payment arrangements.  For full year 2015, excluding Quality Initiatives expenses, the reported Medical Benefit Ratio (MBR) in our Texas HMOs was 81.8% and 82.0% excluding prior period items.  For fourth quarter 2015, excluding Quality Initiatives expenses, the reported MBR in our Texas HMOs, was 80.7% and 80.6% excluding prior period items.

Effective January 1, 2016, in partnership with a high-performing group of our Houston physicians, we were selected by CMS to become a Next Generation ACO, a value-based payment model that encourages providers to assume greater risk and reward in coordinating the healthcare of Medicare Fee-For-Service (FFS) beneficiaries. Our Next Generation ACO adds approximately 16,700 beneficiaries in a full-risk program that allows us to use many of the same techniques, including creating preferred networks and negotiating discounts, which have worked well for our Medicare Advantage plan in Houston.

Our Northeast markets experienced a 52% increase in membership since 2014 year-end and, after another successful AEP, we now have more than 45,100 members with a large concentration in upstate New York.  Our financial results for 2015 reflect an increase in utilization as well as a lag in adequate premium for new members.  For full year 2015, excluding Quality Initiatives expenses, the reported MBR in our Northeast markets was 90.0% and 89.4% excluding prior period items.  For fourth quarter 2015, excluding Quality Initiatives expenses, the reported MBR, was 86.6% and 86.5% excluding prior period items.

Our administrative expense ratio improved to 10.8% for full year 2015 compared to 12.1% for the same period in 2014.  Administrative expenses for full year 2015 decreased $33.9 million compared to full year 2014.  For fourth quarter 2015, our administrative expense ratio improved to 13.1% compared to 14.4% for the same period in 2014.  Administrative expenses for fourth quarter 2015 decreased $6.7 million compared to fourth quarter 2014.  Our administrative expense ratio is typically higher in the fourth quarter as a result of sales and marketing costs incurred in that period.

Medicare Advantage 2016 Stars

Approximately 97% of our members are currently enrolled in plans awarded 4 Stars from CMS.  All of our plans in Southeast Texas (Houston/Beaumont) and the Northeast were awarded 4 Stars for 2016 reflecting the quality of care delivered to enrolled Medicare beneficiaries.

A summary of these ratings is presented below:

2016 Universal American Medicare Advantage Plans

Contract	Plan Name	Location	January 2016 Members	2015 Star Rating	2016 Star Rating
H4506	Texan Plus® HMO	Southeast Texas	65,700	4.0	4.0
H2816	Today’s Options Network PFFS	Northeast	32,400	4.0	4.0
H2775	Today’s Options PPO	Northeast	12,700	3.5	4.0
H0174	Texan Plus® D-SNP	Southeast Texas	100	NA	4.0
H5656	Texan Plus® HMO	North Texas (Dallas)	3,100	3.0	3.0

Management Services Organization (MSO)

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2015	2014	2015	2014
Shared Savings Revenue:
Gross Shared Savings	$—	$—	$26.9	$20.4
ACO Partner Share	—	—	(6.0)	(7.0)
Net Shared Savings Revenue	—	—	20.9	13.4
Operating expenses	10.6	10.9	41.0	44.2
Segment loss before income taxes	$(10.6)	$(10.9)	$(20.1)	$(30.8)

In the second quarter of 2015, we recorded $26.9 million in gross revenue reflecting the shared savings paid to our Medicare Shared Savings Program (MSSP) ACOs for program year 2014.  This is a 32% increase over the $20.4 million in shared savings paid to our ACOs for the program period 2012/2013.  After payments to our physician partners, our share of the 2014 payments was $20.9 million, a 56% increase over the net revenue recorded in the prior year. Our expenses decreased as we rationalized the number of ACOs that we manage.

Our 23 ACOs generated $80 million in gross savings for program year 2014.  This compared to $66 million in gross savings for 2012/2013, which comprised up to 21 months.  We recorded revenue for program year 2014 during the second quarter of 2015 and we recorded revenue for the program year 2012/2013 during the third quarter of 2014, due to the timing of CMS’s notice of results.  Due to the expected timing of receipt of information from CMS, we expect to report our shared savings revenue for the 2015 program year during the second quarter of 2016.

For these 23 ACOs, the 2014 program year results showed that:

•                  Nine ACOs, serving more than 105,000 Medicare beneficiaries, received shared savings, compared to three ACOs in 2012/2013;

•                  Eight additional ACOs achieved savings but did not exceed the Minimum Savings Rate (MSR).  Of those eight, four missed the MSR by less than 1%; and

•                  Quality scores improved for all ACOs, which indicates improved healthcare management particularly for our chronically ill beneficiaries.

Medicaid

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$47.8	$47.1	$190.3	$178.5

Segment income before income taxes	$1.0	$0.4	$0.1	$2.6

The Medicaid segment includes the Total Care Medicaid health plan in upstate New York with approximately 38,600 members.  The pre-tax operating results for full year 2015 decreased $2.5 million from the same period in 2014 as a result of higher medical benefits primarily related to increased inpatient utilization and unfavorable claims run-out from prior periods.  The MBR was 89.4% for 2015 as compared to 90.2% for 2014.

Pre-tax operating income for the fourth quarter was $1.0 million, an increase of $0.6 million from the same period in 2014 driven by an increase in net premiums as a result of higher state reimbursement rates, partially offset by higher operating expenses.  The medical benefits ratio was 87.4% for the three months ended December 31, 2015 compared with 90.9% for the three months ended December 31, 2014.

Corporate & Other

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$0.3	$1.6	$7.2	$8.5

Segment loss before income taxes	$(11.0)	$(15.7)	$(40.3)	$(49.4)

Our Corporate & Other segment reflects the activities of our parent holding company, debt service and other ancillary operations including support services provided to the buyers of the APS Healthcare businesses through transition services agreements. Such transition services were complete as of December 31, 2015.

Corporate expenses for the twelve and three months ended December 31, 2015 were lower than those in the comparable 2014 periods primarily due to corporate expense reduction initiatives, lower legal costs, the discontinuation of our New York Health Benefits Exchange business in 2015 and lower debt service costs as we repaid our credit facility in October 2015.

Discontinued Operations

Our discontinued operations consist of the APS businesses that were sold during 2015 and our Traditional Insurance business which is considered held for sale. On October 8, 2015, we entered into a definitive agreement to sell our Traditional Insurance business to Nassau Reinsurance Group Holdings, L.P.  It is anticipated that this transaction will close in the first half of 2016.  The loss from discontinued operations, net of tax, was $159.2 million and $4.5 million for the years ended December 31, 2015 and 2014, respectively. Fiscal year 2015 included a pre-tax $151.6 million write down to fair value of our Traditional Insurance business, which is considered held for sale at December 31, 2015, and a $23.1 million charge, pre-tax, on the sale of APS Healthcare’s domestic and Puerto Rico businesses. The 2015 loss also included operating results for Traditional Insurance for the year and APS Healthcare businesses for the period prior to the sale. Fiscal year 2014 income represents the operating results of these businesses.

The following table presents the primary components comprising the loss from discontinued operations:

	For the year ended December 31,
	2015	2014	2013
Traditional Insurance
Operating Results	$(12.5)	2.5	10.9
Realized gains (losses)	—	(0.7)	0.1
Fair value adjustment	(151.6)	—	—
	(164.1)	1.8	11.0

APS Healthcare
Operating Results	—	10.3	(4.1)
Legal/settlement costs	—	(15.9)	(4.0)
Restructure charge	(5.6)	—	—
Loss on sale	(17.5)	—	—
Asset impairment charges	—	—	(189.5)
	(23.1)	(5.6)	(197.6)

Loss before income taxes	(187.2)	(3.8)	(186.6)
Income taxes	(28.0)	0.7	(6.2)
Loss after income taxes	$(159.2)	$(4.5)	$(180.4)

Special Cash Dividend and Repayment of Debt

As previously announced, on October 26, 2015, the Company paid a special cash dividend of $0.75 per share. Additionally, on October 14, 2015, the Company repaid the outstanding balance on its term loan of $44.9 million and terminated its credit facility, including the unused revolver.

Investment Portfolio

As of December 31, 2015, Universal American’s continuing operations had $373.6 million of cash and invested assets as follows:

•                 18% is invested in U.S. Government and agency securities;

•                 The average credit quality of the investment portfolio is AA-; and

•                 Less than 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of December 31, 2015 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of December 31, 2015, Universal American’s Balance Sheet had the following characteristics:

•                 Total cash and investments were $373.6 million and total assets were $1.7 billion, including $1.1 billion in assets of discontinued operations;

•                 Total policyholder liabilities were $102.0 million and total liabilities were $1.4 billion, including $1.1 billion in liabilities of discontinued operations;

•                 Stockholders’ equity was $382.4 million and book value was $4.51 per diluted common share;

•                 Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill and amortizing intangibles) was $3.61;

•                 Unregulated cash and investments of $70.2 million; and

•                 $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income and including Universal American’s mandatorily redeemable preferred stock as debt was 9.5%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Wednesday, March 2, 2016 to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 4th Quarter 2015 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 4th Quarter 2015 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and Medicaid. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the sale of our Traditional Insurance business is subject to numerous closing conditions and there can be no assurance that such transaction will ultimately be consummated; the proposals set forth in the CMS 45 Day Call Letter regarding 2016  Medicare Advantage reimbursement rates and other items could have a material adverse effect on the Company’s MA business; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new business opportunities, including our ACOs where we will begin to take two-sided risk in 2016, that may not be profitable; we may experience higher than expected medical loss ratios or lower revenues, especially with our new members in our Northeast markets, which could materially adversely affect our results of operations; If we are unable to develop and maintain satisfactory relationships with the providers of care to our members and ACO beneficiaries, our business and overall profitability could be materially adversely affected;  if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; our significant shareholders may have interests that are different than other shareholders and may sell or distribute their stock which could cause the price of our stock to decline; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating and corporate costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Consolidated Results	2015	2014	2015	2014

Net premiums and policyholder fees	$369.5	$386.5	$1,436.1	$1,573.0
Net investment income	2.2	4.6	12.1	19.8
Other income	0.3	0.4	4.5	3.4
Realized gains (losses)	5.3	(1.1)	39.0	(0.6)
Total revenues	377.3	390.4	1,491.7	1,595.6

Policyholder benefits	314.4	326.8	1,244.6	1,333.4
Amortization of present value of future profits	0.7	0.7	2.9	3.4
Affordable Care Act Fee	7.2	5.6	28.8	23.1
Commissions and general expenses, net of allowances	58.9	72.2	205.6	248.0
Total benefits and expenses	381.2	405.3	1,481.9	1,607.9

(Loss) income before equity in losses of unconsolidated subsidiaries	(3.9)	(14.9)	9.8	(12.3)

Equity in losses of unconsolidated subs	(8.5)	(7.4)	(9.6)	(17.8)
(Loss) income from continuing operations before income taxes	(12.4)	(22.3)	0.2	(30.1)
Income tax (benefit) expense (1)	(3.1)	(12.5)	5.0	(5.1)

Net loss from continuing operations	(9.3)	(9.8)	(4.8)	(25.0)

Discontinued operations

Loss from discontinued operations before income taxes	(173.0)	(3.2)	(187.2)	(3.8)
Income tax (benefit) expense	(20.7)	(0.5)	(28.0)	0.7
Loss from discontinued operations	(152.3)	(2.7)	(159.2)	(4.5)

Net loss	$(161.6)	$(12.5)	$(164.0)	$(29.5)

Per Share Data (Diluted)
Continuing operations	$(0.11)	$(0.12)	$(0.06)	$(0.30)
Discontinued operations	(1.85)	(0.03)	(1.93)	(0.05)
Net income (loss)	$(1.96)	$(0.15)	$(1.99)	$(0.35)

Diluted weighted average shares outstanding	82.6	81.7	82.4	83.9

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Income (loss) before income taxes by Segment	2015	2014	2015	2014

Medicare Advantage	$2.9	$5.0	$21.5	$48.1
MSO	(10.6)	(10.9)	(20.1)	(30.8)
Medicaid	1.0	0.4	0.1	2.6
Corporate & Other	(11.0)	(15.7)	(40.3)	(49.4)
Realized gains (losses)	5.3	(1.1)	39.0	(0.6)

(Loss) income before income taxes — continuing operations	$(12.4)	$(22.3)	$0.2	$(30.1)

BALANCE SHEET DATA	December 31, 2015
Total cash and investments	$373.6
Total assets	$1,738.8
Total policyholder related liabilities	$102.0
Total reinsurance recoverable (ceded policyholder liabilities)	$3.0
Outstanding bank debt	$—
Mandatorily redeemable preferred shares	$40.0
Total stockholders’ equity	$382.4
Diluted book value per common share	$4.51
Diluted common shares outstanding at balance sheet date	84.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$379.7
Diluted book value per common share (excluding AOCI) * (2)	$4.47
Diluted tangible book value per common share (excluding AOCI) * (3)	$3.61
Debt to total capital ratio (excluding AOCI) * (4)	9.5%

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Adjusted net loss(5)	$(5.5)	$(1.3)	$(17.7)	$—
Adjusted net loss per share (diluted)	$(0.07)	$(0.02)	$(0.21)	$—

*            Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)    The effective tax rate on continuing operations was 25.7% for the fourth quarter of 2015 compared to 56.2% for the fourth quarter of 2014. For the full year ended December 31, 2015, the effective tax rate on continuing operations was a provision in excess of 100%, compared with a benefit of 17% for 2014. The effective rate in 2015 and 2014 differs from the expected benefit of the 35% federal rate due to permanent items, primarily the ACA fee and preferred dividends, as well as state income taxes, net of non-recurring tax benefits. Non recurring tax benefits included in income taxes amounted to $6.5 million and $5.8 million for the years ended December 31, 2015 and 2014, respectively. The 2015 benefit primarily relates to $4.3 million in foreign tax credit carryforwards created in connection with the February 2015 sale of APS Puerto Rico, net of valuation allowance and a $2.4 million net capital loss created in connection with the Traditional Insurance fair value adjustment, net of valuation allowance. Utilization of these tax benefits will be as a result of sufficient taxable income, of the appropriate character, from continuing sources; therefore, they are included in continuing operations. The 2014 benefit primarily relates to the reversal of executive compensation previously considered non deductible under Code section 162(m)(6) that resulted in the recording of a $3.2 million benefit for amounts considered non deductible in our prior year tax return, recording of $1.3 million of foreign tax credits and a $0.7 million reserve release related to items on which the statute of limitations has expired.

(2)    Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)    Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)    The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)    Adjusted net (loss) income is calculated as net (loss) income excluding the following items on after tax basis: ACO results, net realized gains (losses), non-recurring tax expense (benefit), discontinued operations, and other non-recurring items.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net (Loss) Income ($ in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(161.6)	$(12.5)	$(164.0)	$(29.5)
ACO results, after-tax	7.0	7.1	13.0	20.0
Net realized (gains) losses, after-tax	(4.0)	0.7	(25.3)	1.8
Non-recurring tax benefit	(1.2)	(5.0)	(6.5)	(5.2)
Discontinued operations, after-tax	152.3	2.8	159.2	4.5
Other non-recurring items, after-tax	2.0	5.6	5.9	8.4
Adjusted net loss	$(5.5)	$(1.3)	$(17.7)	$—

Per share (diluted)
Net loss	$(1.96)	$(0.15)	$(1.99)	$(0.35)
ACO results, after-tax	0.08	0.08	0.16	0.24
Net realized (gains) losses, after-tax	(0.05)	0.01	(0.31)	0.02
Non-recurring tax benefit	(0.02)	(0.06)	(0.08)	(0.06)
Discontinued operations, after-tax	1.85	0.03	1.93	0.05
Other non-recurring items, after-tax	0.02	0.07	0.07	0.10
Adjusted net loss	$(0.07)	$(0.02)	$(0.21)	$—

Universal American uses adjusted net (loss) income, calculated as net loss excluding ACO results after-tax, net realized gains (losses) after-tax, non-recurring tax benefit, discontinued operations after-tax, and other non-recurring items after-tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net (loss) income provides a more useful comparison of our business performance from period to period.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	December 31, 2015	December 31, 2014
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$382.4	$614.5
Less: Accumulated other comprehensive income	(2.7)	(12.7)

Total stockholders’ equity (excluding AOCI)	$379.7	$601.8

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

	December 31, 2015	December 31, 2014
Diluted Book Value per Common Share
Total stockholders’ equity	$382.4	$614.5
Proceeds from assumed exercises of vested options	—	—
	$382.4	$614.5
Diluted common shares outstanding	84.9	84.2

Diluted book value per common share	$4.51	$7.30
Total stockholders’ equity (excluding AOCI)	$379.7	$601.8
Proceeds from assumed exercises of vested options	—	—
	$379.7	$601.8
Diluted common shares outstanding	84.9	84.2

Diluted book value per common share (excluding AOCI)	$4.47	$7.15

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	December 31, 2015	December 31, 2014
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$382.4	$601.8
Less: intangible assets (1)	(73.1)	(130.9)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$307.3	$470.9
Diluted common shares outstanding	84.9	84.2

Tangible book value per common share	$3.61	$5.59

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at December 31, 2015 and December 31, 2014, respectively: goodwill ($68.4 million and $73.2 million), deferred acquisition costs, net of taxes ($0.0 million and $50.6 million) and amortizing intangible assets, net of taxes ($4.7 million and $7.1 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	December 31, 2015	December 31, 2014
Debt to Total Capital Ratio
Outstanding bank debt	$—	$103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$40.0	$143.4

Total stockholders’ equity	$382.4	$614.5
Outstanding bank debt	—	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$422.4	$757.9

Debt to total capital ratio	9.5%	18.9%
Total stockholders’ equity (excluding AOCI)	$379.7	$601.8
Total outstanding bank debt	—	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$419.7	$745.2

Debt to total capital ratio (excluding AOCI)	9.5%	19.2%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Adam C. Thackery		The Equity Group Inc.
Chief Financial Officer (914) 597-9239		www.theequitygroup.com
Fred Buonocore (212) 836-9607
Linda Latman (212) 836-9609